Exhibit 5.1

December 21, 2010

China Green, Inc.
 Room 3601, the Centre, Queen’s Road no.99
Central, Hong Kong

Re:	Registration Statement on Form S-1 (SEC File No. 333-166747)

Registration for Sale of (1) up to 1,498,000  Shares of Common Stock, Underwriter' Warrants and shares of Common Stock underlying Underwriter’s Warrants by the Company; and (2) Resale of 1,018,500 Shares of Common Stock by Selling Stockholders

Ladies and Gentlemen:

We have acted as counsel for Green Solutions China, Inc. (formerly known as China Green, Inc.), a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-166747) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for (A)(1) the public offering of a maximum of 1,400,000 shares and a minimum of 1,000,000 (the “IPO Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), on best efforts basis, (2) warrants to be issued by the Company to the Underwriter (the "Underwriter’s Warrants") upon the closing of the IPO and (3) 98,000 shares of Common Stock underlying the Underwriter’s Warrants ("the Underwriter' Warrant Shares", and collectively with the IPO Shares and the Underwriter’s Warrants, the "IPO Securities"), and (B) the resale of an aggregate of 1,018,500 shares (the “Resale Shares”) of the Company’s Common Stock which may be sold by the selling stockholders listed in the Resale Prospectus from time to time. As used in this opinion letter, the term “IPO Prospectus” refers to the Public Offering Prospectus as defined in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the term “Resale Prospectus” refers to the Resale Prospectus as defined in the Registration Statement and included in the Registration Statement at the Effective Time and the term “Effective Time” means  the date and the time as of which the Registration Statement is declared effective by the Commission.

 The IPO Securities consist of the following:

(i)          a maximum of 1,400,000 shares and a minimum of 1,000,000 shares of Common Stock to be sold by the Company in the public offering on a best-efforts basis  under the Registration Statement and IPO Prospectus;

(ii)        the Underwriter's Warrants; and

(iii)        up to 98,000 shares of Common Stock issuable by the Company upon exercise of the Underwriter’s Warrants.

The Resale Shares consist of the following:

(iv)       159,750 shares of Common Stock which were originally issued in a private placement completed in August 2009 and which are included in the Registration Statement and Resale Prospectus;

(v)        818,750 shares of Common Stock issued to six individuals or business entities as compensation for corporate or business consulting services rendered; and

(vi)       40,000 shares of Common Stock issued as partial compensation for legal services.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the IPO Securities and Resale Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed that the Company does not in the future issue so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for the exercise of the warrants referred to in paragraphs (iii) above.   We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law (the “DGCL”) and solely with respect to our opinion in the numbered paragraph 2 below, the law of the State of New York.  Our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. The opinions set forth below are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that:

1.    The 1,400,000 shares of the IPO Shares referred to in paragraph (i) above have been duly authorized and when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

2.      The Underwriter’s Warrants have been duly authorized for issuance to the Underwriter upon the closing of the IPO, and upon payment (or delivery) of the consideration provided for therein, such Warrants will constitute valid and legally binding obligations of the Company.  The opinions in this paragraph 2 are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion with respect to provisions relating to severability or separability.

3.           98,000 shares of Common Stock referred to in paragraph (iii) above have been duly authorized and when issued and paid for in accordance with the terms and conditions of the Underwriter’s Warrants and the IPO Prospectus will be validly issued, fully paid and non-assessable.

4.          (a) 159,750 of the Resale Shares referred to in paragraph (iv) above,

             (b) 818,750 of the Resale Shares referred to in paragraph (v) above, and

             (c) 40,000 of the Resale Shares referred to in paragraph (vi) above are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related IPO Prospectus and Resale Prospectus.  In giving our consent we do not thereby that we are experts with respect to any part of the Registration Statement, the IPO Prospectus or Resale Prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Anslow & Jaclin, LLP

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188

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